Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230
Minneapolis, MN 55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH, INC. REPORTS FISCAL 2006 FIRST QUARTER RESULTS

Minneapolis, Minnesota – February 2, 2006 – FastenTech, Inc. today reported its results for the fiscal 2006 first quarter ended December 31, 2005:

•	Net sales increased 32.4% to $92.4 million from $69.8 million in the year-ago quarter.

•	Organic net sales (revenues excluding the effects of acquisitions and a 1.1% unfavorable impact due to foreign currency fluctuations) were up 0.8% from the year-ago quarter, while acquisitions completed after the fiscal first quarter of 2005 increased revenues 32.7%. Pro forma net sales (see schedule reconciling net sales from continuing operations to pro forma net sales in the accompanying tables) were up 0.7% from the year-ago quarter.

•	Operating income increased 21.9% to $9.0 million from $7.4 million in the year-ago quarter. The current quarter benefited from the acquisitions completed after the fiscal first quarter 2005.

•	Pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro forma Adjusted EBITDA”) (see schedule reconciling GAAP Income from continuing operations to Pro forma Adjusted EBITDA in the accompanying tables) were $14.4 million, or 14.8% of net sales compared to $14.6 million, or 15.2% of net sales in the year-ago quarter.

•	Net income increased to $2.4 million from $0.7 million in the year-ago quarter. The fiscal first quarter of 2006 benefited from a non-cash gain on the repurchase of redeemable preferred stock of $2.2 million that was partly offset by non-cash redeemable preferred stock interest expense of $0.7 million.

•	Net debt of $298.3 million as of December 31, 2005 consisted of $175 million of 11.5% senior subordinated notes, due May 2011, $132 million drawn under a revolving credit facility, and $6.5 million of seller notes, net of $15.2 million in cash and cash equivalents.

•	Net cash provided by operating activities was $1.4 million compared to a use of $13.3 million in the year-ago quarter.

Pro forma results reflect the impact of acquisitions as if such transactions had occurred as of October 1, 2004. For more information about these transactions view footnote one in the accompanying financial tables.

Ron Kalich, President and Chief Executive Officer said, “We are pleased with our performance in the fiscal first quarter. Once again, our revenue and Adjusted EBITDA were in line with our targets. As we expected, lower demand for military tracked vehicle components in the quarter impacted organic sales growth in our Aerospace-grade segment. Although we expect this trend to continue through fiscal 2006, we expect an improved order backlog for gas turbine components, particularly for maintenance, repairs, and overhaul, which is up 61% from a year-ago, to mitigate the decline. In our Specialized and Application-specific components segments, improved demand across nearly all our product lines drove our organic revenue growth for these segments higher this quarter than in the year-ago quarter. This, too, is a trend we expect to continue through fiscal 2006.”

Financial Operating Highlights

Aerospace-grade Components

Net sales for the fiscal first quarter of 2006 were $48.1 million compared to $28.7 million in the fiscal first quarter of 2005, an increase of $19.4 million, or 67.4%. The fiscal first quarter of 2006 benefited from acquisitions completed after the beginning of the fiscal 2005 first quarter, which had a favorable impact on net sales of 74.4% and was partly offset by a 7.0% decline in organic sales due to lower demand for military tracked vehicle components. Pro forma net sales were $48.1 million in the fiscal first quarter of 2006 compared to $49.2 million in the fiscal first quarter of 2005. Higher sales to other end markets partly offset lower military sales.

Adjusted EBITDA was $9.2 million, or 19.2% of net sales in the fiscal first quarter of 2006 compared to $5.5 million, or 19.2% of net sales, in the fiscal first quarter of 2005. The increase in Adjusted EBITDA was due primarily to the benefit of acquisitions completed after the beginning of the fiscal first quarter of 2005. Pro forma Adjusted EBITDA was $9.2 million, or 19.2% of net sales, in the fiscal first quarter of 2006 compared to $9.6 million, or 19.4% of net sales, in the first quarter of 2005.

Specialized Components

Net sales for the fiscal first quarter of 2006 were $39.9 million compared to $37.2 million in the fiscal first quarter of 2005, an increase of $2.7 million or 7.3%. The increase was due to organic net sales growth of 5.4% excluding the effects of foreign currency fluctuations, which lowered organic net sales growth 2.1%, while the acquisition completed in the fiscal first quarter of 2006 had a favorable impact on net sales of 4.0%. The organic net sales growth reflected strong demand across all end markets except the light vehicle market, which reflected an unfavorable year over year comparison due to an unusually large stud welding equipment sale ($1.1 million) recorded in the fiscal 2005 first quarter. Pro forma net sales were $44.3 million in the fiscal first quarter of 2006 compared to $43.0 million in the fiscal first quarter of 2005. Pro forma net sales increased across nearly all end markets except the light vehicle comparison, as discussed above. These gains were also partly offset by the effects of the foreign currency fluctuations discussed earlier.

Adjusted EBITDA was $5.6 million, or 14.1% of net sales, in the fiscal first quarter of 2006 compared to $5.7 million, or 15.4% of net sales in the first quarter of 2005. The benefit of the first quarter 2006 acquisition was offset by increased raw material and fuel costs in the Company’s critical engine components business and the effects of foreign currency fluctuations. Pro forma Adjusted EBITDA was $6.3 million, or 14.3% of net sales, in the fiscal first quarter of 2006 compared to $6.2 million, or 14.5% of net sales, in the fiscal first quarter of 2005.

Application-specific Components

Net sales for the fiscal first quarter of 2006 were $4.5 million compared to $3.9 million in the fiscal first quarter of 2005, and increase of $0.6 million or 15.0%. The increase was due primarily to new component sales partly offset by the phase out of discontinued components.

Adjusted EBITDA was $0.6 million, or 12.5% of net sales, in the fiscal first quarter of 2006 compared to $0.5 million or 13.8% of net sales in the fiscal first quarter of 2005. Adjusted EBITDA margins were adversely affected by price reductions and operating inefficiencies.

Other Items

Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the period ended December 31, 2005 with the Securities and Exchange Commission by February 14, 2006. This press release should be read in conjunction with that filing, which will be available on the Company’s website at www.fastentech.com, under the Investor Relations section.

Quarterly Conference Call

FastenTech will hold a conference call on Friday, February 3, 2006 at 9:00 a.m. ET to discuss its fiscal 2006 first quarter results. Please dial (800) 946-0712 and provide the operator with confirmation code 3604894 to participate in the call in listen only mode. The Company will also provide a live webcast of the call which may be accessed under the Investor Relations tab of the Company’s website. A telephonic replay of the call will be available approximately two hours after the call until Tuesday, February 7, 2006. To listen to a telephonic replay of the call dial (888) 203-1112 and use the same confirmation code. A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website (www.fastentech.com) under the Investor Relations tab.

About the Company

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the power generation, industrial, military, construction, medium- heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Adjusted EBITDA and Other Non-GAAP Supplemental Information

Adjusted EBITDA and proforma results are non-GAAP measures presented in this press release as supplemental disclosures to operating income and reported results. The Company uses Adjusted EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and non-operating items. Proforma results are presented to aid in the analyses of reported results because of the significant acquisition activity the Company has engaged in over the past twenty-four months. Proforma results are calculated as if the acquisitions that were completed after the beginning of a reported accounting period had occurred as of the beginning of the respective accounting period. Neither Adjusted EBITDA, nor proforma results are intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes Adjusted EBITDA data and proforma results because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, neither Adjusted EBITDA nor proforma results are necessarily comparable to other similarly titled captions used by other companies or definitions used in the Company’s debentures, credit, or other similar agreements.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended December 31, 2005 and the company’s annual report on Form 10-K for the fiscal year ended September 30, 2005. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by FastenTech that FastenTech’s plans and objectives will be achieved. The company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the company’s SEC filings which can be viewed on the company’s website at www.fastentech.com or at www.sec.gov.

Contacts:	Michael R. Elia, Senior VP and CFO	Mike Vanyo, VP and Corporate Controller
	(952) 921-2091	(952) 921-2092

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations - Unaudited

(Amounts in Thousands)

	Three months ended December 31,
	2005	2004
Net sales	$92,417	$69,778
Cost of sales	69,752	51,754

Gross profit	22,665	18,024

Selling, general and administrative expenses	13,650	10,627
Operating income	9,015	7,397

Other income (expense):
Interest expense - long term debt	(7,664)	(6,139)
Interest expense - redeemable preferred stock	(724)	—
Gain on repurchase of redeemable preferred stock	2,210	—
Other, net	201	(126)

	(5,977)	(6,265)

Income before income tax expense	3,038	1,132
Income tax expense	604	441

Net income	$2,434	$691
Less preferred stock dividends	—	(1,169)

Net income applicable to common stockholders	$2,434	$(478)

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	December 31, 2005	September 30, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,188	$11,730
Accounts receivable, net	53,352	57,427
Inventory	87,148	78,832
Other current assets	5,017	4,983

Total current assets	160,705	152,972

Goodwill and intangible assets, net	111,474	103,294
Property, plant and equipment, net	93,094	90,532
Other assets	10,718	10,591

Total assets	$375,991	$357,389

Liabilities and Stockholders’ Equity
(Deficiency in Assets)
Current liabilities:
Accounts payable	$28,601	$29,272
Accrued interest	4,057	8,745
Other accrued liabilities	13,321	14,160
Current portion of long-term debt	3,500	5,000

Total current liabilities	49,479	57,177
Long—term debt	310,000	277,000
Redeemable preferred stock	11,700	17,481
Other long—term liabilities	33,785	36,839

Total liabilities	404,964	388,497

Stockholders’ equity (deficiency in assets)	(28,973)	(31,108)

Total liabilities and stockholders’ equity (deficiency in assets)	$375,991	$357,389

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Amounts in Thousands)

(Unaudited)

	Three Months Ended December 31,
	2005	2004
Cash flows from operating activities

Net income	$2,434	$691
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,311	2,380
Amortization	956	263
Noncash interest expense - long term debt	362	355
Gain on repurchase of redeemable preferred stock	(2,210)	—
Noncash interest expense - redeemable preferred stock	724	—
Changes in operating assets and liabilities:
Accounts receivable	8,523	4,150
Inventory	(1,933)	(3,985)
Other current assets	92	114
Accounts payable	(2,779)	(2,722)
Accrued interest	(4,688)	(5,151)
Income taxes	291	(5,007)
Other current liabilities	(2,828)	(3,882)
Other	(893)	(458)

Net cash provided by (used in) operating activities	1,362	(13,252)

Cash flows from investing activities
Cash used for acquisitions, net of cash acquired	(21,063)	(38,759)
Additions to property, plant and equipment	(1,627)	(3,251)

Net cash provided used in investing activities	(22,690)	(42,010)

Cash flows from financing activities
Net borrowings on revolving credit facility	33,000	35,000
Repurchase of common and preferred stock	(8,307)	—
Other	—	27

Net cash provided by financing activities	24,693	35,027
Effect of exchange rate fluctuations on cash	93	433
Net increase (decrease) in cash and cash equivalents	3,458	(19,802)
Cash and cash equivalents at beginning of period	11,730	29,222

Cash and cash equivalents at end of period	$15,188	$9,420

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales, Adjusted EBITDA, Proforma (1) Reconciliation

(Amounts in Thousands)

	Three months ended December 31,

	2005	2004
Sales Reconciliation:
Net Sales per income statement	$92,417	$69,778
Pre-acquisition sales of acquired companies	4,411	26,359

Pro Forma Sales	$96,828	$96,137

EBITDA Reconciliation :
Income from continuing operations	$2,434	$691
Add back:
Income tax expense	604	441
Depreciation and amortization	4,267	2,643
Interest expense - long term debt	7,664	6,139
Interest expense - redeemable preferred stock	724	—
Gain on repurchase of redeemable preferred stock	(2,210)	—
Excess of fair valued assigned to inventory included in cost of sales	362	—

Reported EBITDA	$13,845	$9,914

Memo: Other income, net, included above	(201)	126
Memo: Severance related charges included above	45	—

Adjusted EBITDA	$13,689	$10,040
Pre-acquisition operating income of acquired companies	616	3,443
Pre-acquisition depreciation and amortization of acquired companies	71	1,140

Pro Forma Adjusted EBITDA	$14,376	$14,623

(1)	The unaudited proforma information assumes that the acquisitions of Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility, Acraline Products, Inc., General Products, Erie Bolt Corporation (October 2005) and BNC & Associates, Inc. (December 2005) had occurred at the beginning of the quarter ended December 31, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Segment Analyses – Reported and Proforma (1)

(Amounts in Thousands)

	Three Months Ended December 31,
Reported Segment Results	2005	2004
Net sales
Specialized Components	$39,886	37,159
Aerospace-grade Components	48,067	28,715
Application-specific Components	4,512	3,924
Eliminations	(48)	(20)

Total Reported net sales	$92,417	$69,778

Adjusted EBITDA
Specialized Components	$5,628	5,710
Aerospace-grade Components	9,227	5,517
Application-specific Components	563	541
Unallocated corporate operating expenses	(1,729)	(1,728)

Adjusted EBITDA	$13,689	$10,040

	Three Months Ended December 31,
Proforma Segment Results (1)	2005	2004
Net sales
Specialized Components	$44,297	43,032
Aerospace-grade Components	48,067	49,200
Application-specific Components	4,512	3,925
Eliminations	(48)	(20)

Total Proforma net sales	$96,828	$96,137

Adjusted EBITDA
Specialized Components	$6,315	6,241
Aerospace-grade Components	9,227	9,569
Application-specific Components	563	541
Unallocated corporate operating expenses	(1,729)	(1,728)

Proforma Adjusted EBITDA (1)	$14,376	$14,623

(1)	The unaudited proforma information assumes that the acquisitions of Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility, Acraline Products, Inc., General Products, Erie Bolt Corporation (October 2005) and BNC & Associates, Inc. (December 2005) had occurred at the beginning of the quarter ended December 31, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales Analyses by Market – Reported and Proforma (1)

(Amounts in thousands)

	Three Months Ended December 31,		Y-O-Y % Chg.	% of 2005 Sales
	2005	2004
Reported Sales by Market

Power Generation/Aerospace	$30,396	$11,201	171%	33%
Med/Heavy Duty Truck	10,962	11,146	-2%	12%
Industrial	14,005	10,645	32%	15%
Military	10,496	12,158	-14%	11%
Construction	10,848	8,394	29%	12%
Recreational	7,257	7,079	3%	8%
Light Vehicle	8,501	9,175	-7%	9%
Interco Eliminations	(48)	(20)		0%

Total Reported Sales	$92,417	$69,778	32%	100%

Proforma Sales by Market
Power Generation/Aerospace	30,396	28,502	7%	31%
Med/Heavy Duty Truck	10,962	11,146	-2%	11%
Industrial	14,005	12,526	12%	14%
Military	10,496	13,461	-22%	11%
Construction	15,259	14,268	7%	16%
Recreational	7,257	7,079	3%	7%
Light Vehicle	8,501	9,175	-7%	9%
Interco Eliminations	(48)	(20)		0%

Total Proforma Sales	$96,828	$96,137	1%	100%

(1)	The unaudited proforma information assumes that the acquisitions of Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility, Acraline Products, Inc., General Products, Erie Bolt Corporation (October 2005) and BNC & Associates, Inc. (December 2005) had occurred at the beginning of the quarter ended December 31, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

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